Exhibit 99.1

Reliance Steel & Aluminum Co. Reports 2011 Fourth Quarter and Year End Financial Results

Q4 Sales Up 28%, Net Income Up 72%, EPS Up 72%

LOS ANGELES--(BUSINESS WIRE)--February 16, 2012--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the fourth quarter and year ended December 31, 2011. For the 2011 fourth quarter, Reliance reported net income of $67.9 million, up 72% from the 2010 fourth quarter net income of $39.5 million, and down 20% from $84.9 million in the 2011 third quarter. Earnings per diluted share were $.91 in the 2011 fourth quarter, up 72% from the 2010 fourth quarter earnings per diluted share of $.53, and down 19% from $1.13 in the 2011 third quarter. Sales for the 2011 fourth quarter were $2.03 billion, up 28% from 2010 fourth quarter sales of $1.58 billion, and down 5% from 2011 third quarter sales of $2.14 billion. The 2011 fourth quarter financial results include in cost of sales a pre-tax LIFO charge, or expense, of $17.8 million, compared with a pre-tax LIFO charge of $10.0 million for the 2010 fourth quarter, and $22.5 million for the 2011 third quarter.

For the 2011 year, net income amounted to $343.8 million, up 77% compared with net income of $194.4 million for the 2010 year. Earnings per diluted share were $4.58 for the year ended December 31, 2011, up 75% compared with earnings of $2.61 per diluted share for the year ended December 31, 2010. Sales for the 2011 year were $8.13 billion, up 29% compared with the 2010 year of $6.31 billion. The 2011 financial results include in cost of sales a pre-tax LIFO charge, or expense, of $85.3 million compared with a pre-tax LIFO charge of $34.8 million for the 2010 year. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

Reliance’s tons sold in 2011 were up 13% from 2010 and the average price per ton sold in 2011 was up 15% compared to 2010. For 2011, carbon steel sales were 53% of net sales; aluminum sales were 15%; stainless steel sales were 15%; alloy sales were 10%; toll processing sales were 2%; and other sales were 5%.

David H. Hannah, Chairman and CEO of Reliance, said, “The 2011 fourth quarter started out slower than we expected, with tons sold in October up only slightly over September on a per day basis. However, November and December tons sold were stronger than we had anticipated resulting, overall, in a solid fourth quarter demand environment. Our full year 2011 results improved nicely from 2010. Demand continued to improve slowly and steadily in many markets where we sell our products. Those industries where we experienced more significant improvements over 2010 were energy (oil & gas), agriculture and mining. Aerospace, semiconductor and electronics, and our toll processing businesses, primarily related to the auto industry, were also solid. Even non-residential construction improved slightly over 2010, but significantly lagged compared to the improvements in our other markets.”

“Our balance sheet provides a strong foundation for our operations and our growth strategies, with a net debt-to-capital ratio of only 28.4% at December 31, 2011. We had $645 million outstanding on our new $1.5 billion credit facility at December 31, 2011, providing ample room for continued organic growth as well as additional acquisitions,” Hannah added.

“Currently, the prices of most of the metals we sell are increasing over the fourth quarter levels, and we expect pricing, overall, to remain relatively strong through the 2012 first quarter. Additionally, we anticipate demand to continue to improve slowly but steadily, except for the energy (oil & gas), aerospace, heavy equipment (farm and mining), and auto industries where we look for higher than average growth. Given these expectations, 2012 earnings should be higher than 2011 and, at this time, we estimate earnings per diluted share in a range of $1.15 to $1.25 for the 2012 first quarter,” concluded Hannah.

Effective August 1, 2011, Reliance acquired Continental Alloys & Services, Inc., headquartered in Houston, Texas, and its affiliates that, combined, comprise a leading global materials management company focused on high-end steel and alloy pipe, tube and bar products and precision manufacturing of various tools designed for well completion programs of global energy service companies with 12 locations in seven countries including Canada, Malaysia, Mexico, Singapore, the U.A.E., the United Kingdom and the United States. Continental had sales of $205 million for the five months ended December 31, 2011.

Also, effective February 1, 2012, Reliance acquired McKey Perforating Co., Inc., headquartered in New Berlin, Wisconsin, and its subsidiary McKey Perforated Products Co., Inc., located in Manchester, Tennessee, through its wholly-owned subsidiary Diamond Manufacturing Company. McKey was founded in 1867 and is a contract manufacturer that provides a full range of metal perforating and fabrication services to customers located primarily in the U.S. For the year 2011, McKey’s net sales were approximately $18 million.

On February 14, 2012, the Board of Directors declared a regular quarterly cash dividend, and increased the quarterly dividend rate to $.15 per share of common stock, a 25% increase from $.12 per share paid in 2011. The dividend is payable on March 23, 2012 to shareholders of record March 2, 2012. The Company has increased its dividend 17 times since the IPO in 1994 and has paid regular quarterly dividends for 52 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the fourth quarter and 12 months financial results for the period ended December 31, 2011. All interested parties are invited to listen to the web cast on February 16, 2012 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through March 16, 2012 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 220 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, the U.A.E. and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, and the 2010 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

RELIANCE STEEL & ALUMINUM CO.
SELECTED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010*
Income Statement Data:	(unaudited)	(unaudited)	(unaudited)
Net sales	$2,033.9	$1,584.3	$8,134.7	$6,312.8
Gross profit[1]	475.0	393.8	1,986.0	1,584.9
Operating income	112.3	78.1	572.8	360.7
Pre-tax income	98.4	60.5	511.6	296.5
Net income attributable to Reliance	67.9	39.5	343.8	194.4
Diluted earnings per share attributable to Reliance shareholders	$0.91	$0.53	$4.58	$2.61
Weighted average shares outstanding – diluted	75,026,062	74,778,975	75,041,753	74,472,380
Gross profit margin[1]	23.4%	24.9%	24.4%	25.1%
Operating income margin	5.5%	4.9%	7.0%	5.7%
Pre-tax income margin	4.8%	3.8%	6.3%	4.7%
Net income margin – Reliance	3.3%	2.5%	4.2%	3.1%
Cash dividends per share	$0.12	$0.10	$0.48	$0.40

	December 31,	December 31,
	2011	2010*
Balance Sheet and Other Data:	(unaudited)
Current assets	$2,274.7	$1,700.9
Working capital	1,698.3	1,192.3
Property, plant and equipment, net	1,105.5	1,025.3
Total assets	5,605.9	4,668.9
Current liabilities	576.4	508.6
Long-term debt	1,319.0	855.1
Total Reliance shareholders’ equity	3,143.9	2,823.7
Capital expenditures (year-to-date)	156.4	111.4
Cash provided by operations (year-to-date)	234.8	214.1
Net debt-to-total capital[2]	28.4%	23.5%
Return on Reliance shareholders’ equity[3]	12.2%	7.5%
Current ratio	3.9	3.3
Book value per share[4]	$41.92	$37.83

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

ASSETS
	December 31,	December 31,
	2011	2010*
	(unaudited)
Current assets:
Cash and cash equivalents	$84.6	$72.9
Accounts receivable, less allowance for doubtful accounts of $22.2 at December 31, 2011 and $17.2 at December 31, 2010	896.2	697.0
Inventories	1,212.8	860.2
Prepaid expenses and other current assets	47.8	42.5
Income taxes receivable	--	28.3
Deferred income taxes	33.3	--
Total current assets	2,274.7	1,700.9
Property, plant and equipment:
Land	145.8	137.1
Buildings	656.8	594.3
Machinery and equipment	982.9	898.1
Accumulated depreciation	(680.0)	(604.2)
	1,105.5	1,025.3

Goodwill	1,244.3	1,109.6
Intangible assets, net	895.9	755.8
Cash surrender value of life insurance policies, net	41.9	42.0
Investments in unconsolidated entities	16.2	18.3
Other assets	27.4	17.0
Total assets	$5,605.9	$4,668.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$335.2	$245.0
Accrued expenses	54.0	45.7
Accrued compensation and retirement costs	111.0	85.1
Accrued insurance costs	42.1	37.0
Current maturities of long-term debt and short-term borrowings	12.2	86.2
Income taxes payable	21.9	--
Deferred income taxes	--	9.6
Total current liabilities	576.4	508.6
Long-term debt	1,319.0	855.1
Long-term retirement costs	88.6	74.7
Other long-term liabilities	30.1	27.8
Deferred income taxes	439.8	372.6
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares – 75,007,694 at December 31, 2011 and 74,639,223 at December 31, 2010, stated capital	657.1	624.7
Retained earnings	2,495.6	2,188.7
Accumulated other comprehensive (loss) income	(8.8)	10.3
Total Reliance shareholders’ equity	3,143.9	2,823.7
Noncontrolling interests	8.1	6.4
Total equity	3,152.0	2,830.1
Total liabilities and equity	$5,605.9	$4,668.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010*
	(unaudited)	(unaudited)	(unaudited)
Net sales	$2,033.9	$1,584.3	$8,134.7	$6,312.8

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,558.9	1,190.5	6,148.7	4,727.9
Warehouse, delivery, selling, general and administrative	328.3	284.0	1,280.1	1,103.6
Depreciation and amortization	34.4	31.7	133.1	120.6
	1,921.6	1,506.2	7,561.9	5,952.1

Operating income	112.3	78.1	572.8	360.7

Other income (expense):
Interest	(14.7)	(15.2)	(59.8)	(61.2)
Other income (expense), net	0.8	(2.4)	(1.4)	(3.0)
Income before income taxes	98.4	60.5	511.6	296.5
Income tax provision	29.3	19.7	162.4	98.6
Net income	69.1	40.8	349.2	197.9
Less: Net income attributable to noncontrolling interests	1.2	1.3	5.4	3.5
Net income attributable to Reliance	$67.9	$39.5	$343.8	$194.4

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$0.91	$0.53	$4.58	$2.61

Basic earnings per common share attributable to Reliance shareholders	$0.91	$0.53	$4.60	$2.62

Cash dividends per share	$0.12	$0.10	$0.48	$0.40

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2011	2010*
	(unaudited)
Operating activities:
Net income	$349.2	$197.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	133.1	120.6
Deferred income tax (benefit) expense	(27.2)	42.7
(Gain) loss on sales of property, plant and equipment	(2.6)	1.1
Equity in earnings of unconsolidated entities	(2.2)	(0.7)
Dividends received from unconsolidated entities	3.9	0.3
Share based compensation expense	21.3	17.3
Tax deficit (excess benefit) from share based compensation	0.3	(4.0)
Net loss from life insurance policies	5.5	4.2
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(145.9)	(146.7)
Inventories	(231.0)	(121.9)
Prepaid expenses and other assets	22.8	23.9
Accounts payable and other liabilities	107.6	79.4
Net cash provided by operating activities	234.8	214.1

Investing activities:
Purchases of property, plant and equipment	(156.4)	(111.4)
Acquisitions of metals service centers, net of cash acquired and debt assumed	(313.3)	(100.3)
Proceeds from sales of property, plant and equipment	9.0	3.2
Purchases of marketable securities	(8.5)	--
Net (investment in) borrowing from life insurance policies	(9.0)	42.4
Net proceeds from redemption of life insurance policies	3.6	4.3
Net cash used in investing activities	(474.6)	(161.8)

Financing activities:
Net short-term debt (repayments) borrowings	(104.7)	3.2
Proceeds from long-term debt borrowings	995.0	539.0
Principal payments on long-term debt	(606.6)	(560.6)
Debt issuance costs	(7.3)	--
Payments to noncontrolling interest holders	(3.7)	(1.8)
Capital contributions from noncontrolling interests	--	0.2
Dividends paid	(35.9)	(29.7)
(Tax deficit) excess benefit from share based compensation	(0.3)	4.0
Exercise of stock options	11.1	21.2
Net cash provided by (used in) financing activities	247.6	(24.5)
Effect of exchange rate changes on cash	3.9	2.1
Increase in cash and cash equivalents	11.7	29.9
Cash and cash equivalents at beginning of year	72.9	43.0
Cash and cash equivalents at end of year	$84.6	$72.9

Supplemental cash flow information:
Interest paid during the year	$57.4	$62.2
Income taxes paid during the year	$149.2	$68.9

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions of metals service centers	$104.7	$22.6

* Amounts were derived from audited financial statements.

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
713-610-9937
213-576-2428
kfeazle@rsac.com
investor@rsac.com